Exhibit 4.14

[ENGLISH TRANSLATION]

BIOCERES S.A.

STOCK GRANT INCENTIVE PLAN

The aim of this incentive plan for the award of shares (the “Stock Grant Incentive Plan”) of Bioceres SA (the “Company”) is to provide an additional incentive to senior staff of the Company and its subsidiaries (the “Beneficiaries”) through the free grant of Company shares (the “Shares”) under the terms of art. 68 of Argentine Law No. 26 831 and as provided herein.

Through this Stock Grant Incentive Plan, the Company seeks to attract and retain the services of people of outstanding capability so as to increase their efforts in representing the Company, as well as to reward the efficiency and the quality of the services they provide.

1. Shares Subject to Stock Grant Incentive Plan

The Company shares to be awarded under the Stock Grant Incentive Plan (the “Shares Subject to the Stock Grant Incentive Plan”) will be book-entry shares with a nominal value of two pesos ($2) each and with the right to one (1) vote per share, and they shall not exceed, in total, five percent (5%) of the Company’s common shares outstanding after issuance of the Shares Subject to Stock Grant Incentive Plan.

2. Stock Grant Incentive Plan Beneficiaries

The Shares Subject to the Stock Grant Incentive Plan may only be granted to Beneficiaries.

3.                                    Stock Grant Incentive PlanAdministration

The Stock Grant Incentive Plan will be administered and implemented by the Compensation Committee (the “Committee”), composed of three (3) Company Directors who, in turn, shall be independent directors as required by the Comisión Nacional de Valores, the standards of the Bolsa de Comercio de Buenos Aires (Buenos Aires Board of Trade), and consistent with the independence standards and rules of the Securities and Exchange Commission and the New York Stock Exchange. Those directors shall hold office for their specific term, with the possibility of being re-elected indefinitely as long as they remain members of the Company’s Board and remain independent. The initial members of the Committee shall be the following directors: Mr. Manuel Alberto Sobrado, Ms. Cintia Guillermina Castagnino and Mr. Marcelo Adolfo Carrique. After expiration of the term of office of the initial members of the Committee as Directors of the Company, the Board, at its first meeting held after the Annual Meeting of Shareholders where the annual financial statements are passed upon and a new Board is appointed, shall appoint the members to serve on the Committee for the next three fiscal years following the date on which the financial statements are passed upon by such Annual Meeting of Shareholders. The members of the Committee can only be Beneficiaries if they are specifically authorized by the Company’s Board.

The Committee shall have broad powers to implement, administrate and modify the Stock Grant Incentive Plan, in accordance with the provisions hereof.

The Committee shall select Beneficiaries on an annual basis and establish the quantity of Shares Subject to the Stock Grant Incentive Plan to be awarded to each Beneficiary subject to the limits specified in the Stock Grant Incentive Plan.

4. Issue of Shares

The number of Shares Subject to the Stock Grant Incentive Plan to be issued in each fiscal year shall be determined by the Committee and be subject to the approval of the Board.

No payment shall be required by the Beneficiaries in respect of the Shares Subject to the Stock Grant Incentive Plan. The issuance of the Shares Subject to the Stock Grant Incentive Plan shall be made against the net and realized profits of the Company or its unrestricted reserves.

At the Annual Meeting of Shareholders where the annual financial statements are passed upon, the Company’s shareholders shall consider and vote on whether to approve the increase in the capital stock of the Company in an amount equivalent to the amount of Shares Subject to the Stock Grant Incentive Plan issued during that fiscal year. The issuance of the Shares Subject to the Stock Grant Incentive Plan in each fiscal year shall be conditioned on: (i) the existence of the Company’s net and realized in profits during the fiscal year; or (ii) at the option of the Meeting of Shareholders of the Company, the existence of unrestricted reserves that may be used for the purposes of the Stock Grant Incentive Plan for that fiscal year.

5. Economic Benefit

In the event that the grant and/or issuance of the Shares Subject to the Stock Grant Incentive Plan generates an economic benefit to the Beneficiary (the “Benefit”), this will be recorded in the Company’s employment documents or those of the subsidiary employing the Beneficiary, as applicable, and those of the Beneficiary, in accordance with applicable regulations, and it will be subject to all applicable deductions under current legislation, including social security and income taxes, if applicable.

6. Approval; Stock Grant Incentive Plan Amendment

This Stock Grant Incentive Plan was approved by resolution of the Ordinary and Extraordinary Meeting of the Company dated December 17, 2014 and by resolution of the Company’s Board dated August 25, 2015.

The Board of Directors of the Company has authorized the Committee to perform all acts necessary or convenient for the administration and implementation of the Stock Grant Incentive Plan, including making amendments to the Stock Grant Incentive Plan at any time (except for the provisions in art. 3 of the Stock Grant Incentive Plan that may only be modified by the Board).

Any amendments shall be binding with respect to the Shares Subject to the Stock Grant Incentive Plan to be issued, as well as for those already issued, subject, in the latter case, to the consent of each Beneficiary.

7. Stock Grant Incentive Plan Expiration

The Shares Subject to the Stock Grant Incentive Plan may be issued at the Meeting of Shareholders of the Company that passes upon the annual financial statements or at any other time (in which case, the actual issuance of Shares Subject to the Stock Grant Incentive Plan shall be subject to the existence of net and realized profits of the Company during the respective fiscal year or, at the option of the Meeting of Shareholders of the Company, the existence of unrestricted reserves that may be used for the purposes of the Stock Grant Incentive Plan for that fiscal year), but must be granted before the tenth (10th) anniversary of the date of approval of the Stock Grant Incentive Plan by the Board of the Company (the “Stock Grant Incentive Plan Expiration”). The Committee may terminate the Stock Grant Incentive Plan at any time without detriment to the rights acquired by the holders of the Shares Subject to the Stock Grant Incentive Plan issued or subscribed to at that date.

In the event that a Public Offering for Withdrawal from the System of Public Offering in accordance with Law No. 26.831 of the Argentine Capital Market Law and Regulatory Decree No. 1023/2013 and the Rules of the CNV (as per NT RG 622/2013) occurs, the Stock Grant Incentive Plan will remain in force.

8. Governing Law

This Stock Grant Incentive Plan shall be governed by the laws of Argentina.

9. Dispute Resolution

Any dispute as to the scope or interpretation of the provisions of this Stock Grant Incentive Plan shall be, in all matters permitted by the law, resolved by the Committee or, failing that, shall be irrevocably submitted to the jurisdiction of an arbitration tribunal of the arbitration center at the Stock Exchange of Buenos Aires, in accordance with Article 46 of the Capital Market Law.

10. Miscellaneous

(a) Extraordinary Nature of the Stock Grant Incentive Plan. The Stock Grant Incentive Plan is an extraordinary benefit limited exclusively to the Stock Grant Incentive Plan Expiration (except in matters related to applicable restrictions to that date and the Shares Subject to the Stock Grant Incentive Plan issued). For that reason, participation in the Stock Grant Incentive Plan shall not grant any current or potential rights to any Beneficiary to demand that the Stock Grant Incentive Plan should be extended in time or that it should recur in subsequent periods.

(b) Disclaimer of obligation to grant similar benefits. Participation in the Stock Grant Incentive Plan shall not grant to any Beneficiary the right to participate in any other plan, compensatory scheme or Company policy, whether existing or to be created in the future.

(c) Job Security or Working Conditions Disclaimer. Participation in the Stock Grant Incentive Plan and any actions taken within its context shall not imply: (i) continued employment or job stability for the Beneficiary, nor a limitation on the power of the Beneficiary or of the Company or its subsidiaries to terminate the Beneficiary’s employment contract at any time; or (ii) a limitation on the power of the Company or its subsidiaries to modify the employment contract or working conditions of the Beneficiary (including compensatory structure).

(d) Severability. Should any provision of this Stock Grant Incentive Plan be held invalid, illegal or unenforceable, the validity, legality and enforceability of the other provisions shall not be affected. In the event that any provision of this Stock Grant Incentive Plan is considered unenforceable for being too comprehensive, that provision shall not be void but it shall be limited to the extent required by applicable regulations so as to be executable.

(e) Titles and Headings. The titles and headings used in this document are mere references and shall not affect, under any circumstances, the interpretation of the provisions in the Stock Grant Incentive Plan.